Exhibit 21

INTERNATIONAL AIRCRAFT INVESTORS
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2001

Subsidiary companies of the Registrant are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant.

STATE OR
SOVEREIGN POWER OF
NAME OF SUBSIDIARY	INCORPORATION

Subsidiaries included in the Registrant’s consolidated financial statements
IAI-I, Inc.	California
Aircraft SPC-6, Inc.	California
IAI II, Inc.	Nevada
IAI III, Inc.	Nevada
IAI IV, Inc.	Nevada
IAI V, Inc.	Nevada
IAI VI, Inc.	Nevada
IAI VII, Inc.	Nevada
IAI VIII, Inc.	Nevada
IAI IX, Inc.	Nevada
IAI X, Inc.	Nevada
IAI XI, Inc.	Nevada
IAI XII, Inc.	Nevada
IAI Alaska I Inc.	Nevada
IAI Atlantic Leasing, Inc.	Nevada
IAI Pacific Leasing, Inc.	Nevada
SWA I Corporation	Nevada
International Aircraft Investors (Ireland) Limited	Ireland
IAI Bailey Limited	Ireland
IAI Maichan Limited	Ireland
Poplo Limited	Ireland